99.2 Press Release dated July 28, 2000.

DALLAS, TEXAS AND WOODCLIFF LAKE, NEW JERSEY -- Flowserve Corporation (NYSE:
FLS) and Ingersoll-Rand Company (NYSE: IR) confirmed today that the companies have reached definitive written agreement with the U.S. Department of Justice
(DOJ) to resolve the DOJ's antitrust concerns regarding Flowserve's acquisition of Ingersoll-Dresser Pump (IDP) from I-R. This agreement was part of a consent decree filed in U.S. federal district court today.

The terms of this definitive agreement follow those of the agreement in principle between the companies and the DOJ which were announced earlier. Those terms include a post-closing divestiture by Flowserve, which would affect less than three percent of the combined annual 1999 revenue of Flowserve and IDP.

Flowserve continues to expect to close the IDP acquisition in August after necessary financing arrangements are completed.

Flowserve Corporation is one of the world's leading providers of industrial flow management services. Operating in 28 countries, with 1999 sales of $1.1 billion and about 7,000 employees, the company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

More information about Flowserve Corporation can be obtained by visiting the company's website at www.flowserve.com.

I-R is a major diversified industrial equipment and components manufacturer serving the global growth markets of Climate Control, Industrial Productivity, Infrastructure Development and Security and Safety. The company employs approximately 46,000 people. Further information on I-R can be found on the company's worldwide web site at www.irco.com.

                                      # # #

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: further changes in the already competitive environment for the company's products or competitors' responses to Flowserve's strategies; the company's ability to integrate IDP and Invatec into its management operations; political risks or trade embargoes affecting important country markets; the health of the petroleum, chemical and power industries; economic turmoil in areas outside the United States; continued economic growth within the United States; unanticipated difficulties or costs or reduction in benefits associated with the implementation of the company's "Flowserver" business process improvement initiative, including software; and the recognition of significant expenses associated with adjustments to realign the combined company's facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company's operations to incorporate IDP facilities, and the cost of financing to be assumed by acquiring IDP.